UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 15, 2008 (August 11, 2008)

EV Energy Partners, L.P.
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-33024 (Commission File No.)	20-4745690 (I.R.S. Employer Identification No.)

1001 Fannin, Suite 800, Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 651-1144

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2008, EV Properties, L.P., a partnership wholly owned by EV Energy Partners, L.P., entered into a definitive purchase and sale agreement with EnerVest Energy Institutional Fund IX, L.P. and EnerVest Energy Institutional Fund IX-WI, L.P. (“Fund IX”) to acquire certain oil and gas properties located in the San Juan Basin in Colorado and New Mexico for a total purchase price of $142.1 million from Fund IX. The acquisition, which is expected to close in September, 2008, is subject to customary closing conditions and purchase price adjustments. A wholly owned subsidiary of EnerVest, Ltd. is the general partner of the general partner of EV Energy Partners and another wholly owned subsidiary of EnerVest, Ltd. is the general partner of Fund IX.

Item 7.01 Regulation FD Disclosure.

The following information is being furnished pursuant to Item 7.01 “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On August 11, 2008, the Partnership issued a press release announcing its second quarter 2008 results, agreements to acquire natural gas and oil properties and an anticipated distribution increase. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits. (Information furnished in this Item 9.01 is furnished pursuant to Item 7.01.)

(d)	Exhibits.

99.1	News Release of EV Energy Partners, L.P. dated August 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EV Energy Partners, L.P.

Dated: August 11, 2008	By:	/s/ MICHAEL E. MERCER
Michael E. Mercer Senior Vice President and Chief Financial Officer of EV Management LLC, general partner of EV Energy GP, L.P., general partner of EV Energy Partners, L.P

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release of EV Energy Partners, L.P. dated August 11, 2008